Exhibit 99.1
RELEASE 8:00AM — JANUARY 21, 2009

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS
RECORD ANNUAL EARNINGS OF $445.6 MILLION
QUARTERLY CASH DIVIDEND INCREASED TO $0.14 PER SHARE
FOURTH QUARTER EPS INCREASED 56.3%
Paramus, New Jersey, January 21, 2009 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the fourth quarter of 2008 increased 60.4% to $124.3 million, a record for Hudson City, as compared to $77.5 million for the fourth quarter of 2007. Diluted earnings per share increased 56.3% to $0.25 for the fourth quarter of 2008 as compared to $0.16 for the fourth quarter of 2007. For the year ended December 31, 2008, net income increased 50.6% to $445.6 million as compared to $295.9 million for 2007. Diluted earnings per share increased 55.2% to $0.90 for the year ended December 31, 2008 as compared to $0.58 for 2007. The Board of Directors declared an increase in the quarterly cash dividend to $0.14 per share, an increase of 55.6% from the quarterly cash dividend of $0.09 declared for the fourth quarter of 2007.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, commented, “These certainly are difficult economic times. At the very least, 2008 will be remembered as a year that saw our economy fall into a deep recession and a year that witnessed unprecedented turmoil and changes in the financial marketplace. Despite these unpleasant events, Hudson City is reporting record results. We continue to stand apart from our competitors as we never engaged in risky lending practices. We are delighted with our earnings in the fourth quarter of 2008, which increased 60% over the same quarter last year and our earnings for calendar 2008 increased over 50% from 2007. We reached other milestones in 2008 — our loan production in 2008 was a record for Hudson City as was our deposit growth. In addition, we increased our dividend in January 2009 for the 5th consecutive quarter and we have paid a cash dividend every quarter since our initial public offering in 1999. In fact, our dividends have grown at a compounded annual rate of over 59% since that time. These successes are due in large part to our continued focus on our business model as a conservative and efficient thrift. While our non-performing assets increased during 2008, our conservative underwriting principles have helped us to mitigate charge-offs which amounted to only $4.4 million in 2008.”
Mr. Hermance continued, “In the fourth quarter of 2008, we grew deposits by $1.18 billion, capping a full year of deposit growth of $3.31 billion, as depositors looked for competitive rates and a bank with a strong capital position. We introduced our internet deposit product in December 2008 and although we have not yet fully implemented our marketing plan for this product, we have already taken in over $52 million of deposits through this channel. We are very excited about the prospects of increasing deposit funding nationally through the internet with the same competitive rates and brand our customers enjoy in our physical branch network. We believe that our retail branch network coupled with our internet deposit products will further enhance the value of our franchise.”

Mr. Hermance further commented, “While we have grown at an annual compounded growth rate of over 20% since our 1999 offering, we recognize that our growth in 2009 may be affected by the current economic conditions. However, we believe that 2009 will present many opportunities for us. While mortgage rates have decreased for conforming loans, rates for our primary product, jumbo mortgage loans, should still provide attractive returns. We will remain competitive in the marketplace for these loans and we believe that the reduced number of lenders will continue to fuel our mortgage growth. We believe that the conditions in the financial markets may also provide us with an opportunity to repurchase our shares as an alternative to either growth or to available asset yields for securities we would normally purchase. In the fourth quarter we seized on market conditions to repurchase 900,000 shares of our common stock for the first time since January 2008. We currently have over 54 million shares available for repurchase under existing programs.”
Mr. Hermance concluded, “In 2008, Hudson City was the best performing bank in the S&P 500 with a total return of 9.02%. Hudson City was also selected to be honored by the Foreign Policy Association for its 2008 Corporate Responsibility Award. Finally, Forbes added Hudson City to its Platinum 400 list of Best Big Companies in America and also named Hudson City the “Best-Managed Bank of 2008” for the second year in a row. I am proud of the hard work and success of our staff and humbled by the significance of these awards.”
Financial highlights for the fourth quarter of 2008 are as follows:
•	Basic and diluted earnings per common share were both $0.25 for the fourth quarter of 2008 as compared to $0.16 for both basic and diluted earnings per share for the fourth quarter of 2007. Basic and diluted earnings per common share were $0.92 and $0.90, respectively, for 2008 compared to $0.59 and $0.58, respectively, for 2007.

•	The Board of Directors declared an increase in the quarterly cash dividend to $0.14 per common share payable on February 28, 2009 to shareholders of record at the close of business on February 9, 2009.

•	Net income amounted to $124.3 million for the fourth quarter of 2008, as compared to $77.5 million for the fourth quarter of 2007. For the year ended December 31, 2008, net income amounted to $445.6 million as compared to $295.9 million for 2007.

•	Net interest income increased 52.4% to $260.5 million for the fourth quarter of 2008 and 45.6% to $942.0 million for the year ended December 31, 2008.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the fourth quarter of 2008 were 0.94% and 10.24%, respectively. Our return on average assets and return on average shareholders’ equity for the year ended December 31, 2008 were 0.91% and 9.36%, respectively.

•	Our net interest rate spread and net interest margin were 1.67% and 2.02%, respectively, for the fourth quarter of 2008 and 1.57% and 1.96%, respectively, for 2008.

•	Our efficiency ratio was 19.91% for the fourth quarter of 2008 and 20.84% for the year ended December 31, 2008.

•	Net loans increased $5.24 billion to $29.44 billion at December 31, 2008 from $24.20 billion at December 31, 2007.

•	Deposits increased $3.31 billion to $18.46 billion at December 31, 2008 from $15.15 billion at December 31, 2007.

•	Borrowed funds increased $6.09 billion to $30.23 billion at December 31, 2008 from $24.14 billion at December 31, 2007.

•	The Board of Directors established April 21, 2009 as the date for Annual Meeting of Shareholders. The voting record date will be March 2, 2009.
Statement of Financial Condition Summary
Total assets increased $9.74 billion, or 21.9%, to $54.16 billion at December 31, 2008 from $44.42 billion at December 31, 2007. The increase in total assets reflected a $5.24 billion increase in loans and a $4.92 billion increase in total mortgage-backed securities, partially offset by a $710.3 million decrease in investment securities.
The increase in loans reflected our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. During 2008, we originated $5.04 billion and purchased $3.06 billion of loans, compared to originations of $3.35 billion and purchases of $3.97 billion in 2007. While the residential real estate markets have weakened considerably during the past year, our competitive rates and the decreased mortgage lending competition have resulted in increased origination productivity.
The $4.92 billion increase in total mortgage-backed securities reflected purchases of $7.18 billion, which were primarily variable-rate instruments, partially offset by repayments of $2.31 billion.
Total investment securities decreased $710.3 million to $3.46 billion at December 31, 2008. Investment securities held to maturity decreased $1.36 billion partially offset by a $648.1 million increase in investment securities available for sale. The decrease was the result of calls of held to maturity and available for sale investment securities of $1.36 billion and $1.45 billion, respectively. The calls were partially offset by purchases of investment securities available for sale of $2.10 billion.
Total liabilities increased $9.40 billion, or 23.6%, to $49.21 billion at December 31, 2008 from $39.81 billion at December 31, 2007. The increase in total liabilities primarily reflected a $6.09 billion increase in borrowed funds and a $3.31 billion increase in deposits. The increase in borrowed funds was the result of $6.65 billion of new borrowings at a weighted-average rate of 2.99%, partially offset by repayments of $566.0 million with a weighted average rate of 3.05%. The new borrowings primarily have final maturities of ten years and initial reprice dates of one to three years. During 2008, we also borrowed $600 million with maturities of less than one year. The increase in total deposits reflected a $2.21 billion increase in our time deposits and a $1.14 billion increase in our money market checking accounts.
Total shareholders’ equity increased $338.2 million to $4.95 billion at December 31, 2008 from $4.61 billion at December 31, 2007. The increase was primarily due to net income of $445.6 million for the year ended December 31, 2008 and a $41.7 million increase in accumulated other comprehensive income. This increase to shareholders’ equity was partially offset by cash dividends paid to common shareholders of

$218.0 million. At December 31, 2008, our shareholders’ equity to asset ratio was 9.14% and our tangible book value per share was $9.80.
The accumulated other comprehensive income of $58.3 million at December 31, 2008 includes a $74.6 million after-tax net unrealized gain on securities available for sale ($126.1 million pre-tax). We invest primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as other securities issued by U.S. government—sponsored enterprises. We do not purchase unrated or private label mortgage-backed securities or other higher risk securities such as those backed by sub-prime loans. In addition, we do not own any common or preferred stock issued by Fannie Mae or Freddie Mac. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security.
Statement of Income Summary
During 2008, the national economy continued to falter with particular emphasis on the deterioration of the housing and real estate markets. During the fourth quarter of 2008, it became widely accepted that the United States economy had entered a recession by the first quarter of 2008. The faltering economy has been marked by contractions in the availability of business and consumer credit, increases in borrowing rates, falling home prices and increasing levels of home foreclosures and unemployment. In response, the Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) decreased the overnight lending rate by 400 to 425 basis points during 2008 to a target rate of 0.00% to 0.25%. This unprecedented decrease in the overnight lending rate was in response to the continued liquidity crisis in the credit markets as well as an attempt to stimulate the housing markets and the overall economy. As a result, short-term market interest rates decreased during 2008. The sharp decline in short-term interest rates during 2008 lowered our deposit and borrowing costs. Longer-term market interest rates also decreased during 2008, but at a slower pace than short-term interest rates and, as a result, the yield curve continued to steepen. Notwithstanding the decrease in long-term market interest rates noted above, mortgage rates maintained a wider credit spread relative to U.S. Treasury securities resulting in higher yields on our mortgage loans. As a result, our net interest rate spread and net interest margin increased from both the fourth quarter and for the year ended December 31, 2007. Recent actions by the Federal Reserve to purchase securities issued by Fannie Mae and Freddie Mac have resulted in a decrease in mortgage rates late in the fourth quarter of 2008 and continuing into January 2009.
Net interest income increased $89.6 million, or 52.4%, to $260.5 million for the fourth quarter of 2008 as compared to $170.9 million for the fourth quarter of 2007. Net interest income increased $294.8 million, or 45.6%, to $942.0 million for the year ended December 31, 2008 compared to $647.2 million for 2007. During the fourth quarter of 2008, our net interest rate spread increased 51 basis points to 1.67% and our net interest margin increased 38 basis points to 2.02% as compared to the fourth quarter of 2007. During 2008, our net interest rate spread increased 46 basis points to 1.57% and our net interest margin increased 31 basis points to 1.96% as compared to 2007.
Total interest and dividend income for the three months ended December 31, 2008 increased $123.8 million, or 21.0%, to $712.0 million as compared to $588.2 million for the three months ended December 31, 2007. The increase in total interest and dividend income was primarily due to a $9.41 billion, or 22.1%, increase in the average balance of total interest-earning assets to $51.98 billion for the fourth quarter of 2008 as compared to $42.57 billion for the fourth quarter of 2007. The increase in interest and dividend income was partially offset by a decrease of 5 basis points in the annualized weighted-average yield on total interest-earning assets to 5.48% for the three month period ended December 31, 2008 from 5.53% for the comparable period in 2007.

Total interest and dividend income for the year ended December 31, 2008 increased $525.7 million, or 24.7%, to $2.65 billion as compared to $2.13 billion for the year ended December 31, 2007. The increase in total interest and dividend income was primarily due to an $8.88 billion, or 22.6%, increase in the average balance of total interest-earning assets to $48.10 billion for the year ended December 31, 2008 as compared to $39.22 billion for the corresponding period in 2007. The increase in interest and dividend income was also partially due to an increase of 10 basis points in the annualized weighted-average yield on total interest-earning assets to 5.52% for the year ended December 31, 2008 from 5.42% for 2007.
Interest and fees on mortgage loans increased $81.3 million to $413.4 million for the fourth quarter of 2008 as compared to $332.1 million for the same period in 2007 primarily due to a $5.43 billion increase in the average balance of first mortgage loans to $28.56 billion as compared to $23.13 billion for the fourth quarter of 2007, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a 5 basis point increase in the weighted-average yield to 5.79%. Notwithstanding the decrease in long-term market interest rates noted above, mortgage rates have maintained a wider credit spread resulting in higher yields on mortgage loans relative to U.S. Treasury securities.
For the year ended December 31, 2008, interest and fees on mortgage loans increased $318.1 million to $1.52 billion as compared to $1.21 billion for the year ended December 31, 2007 primarily due to a $5.17 billion increase in the average balance of first mortgage loans to $26.38 billion as compared to $21.21 billion for 2007. The increase in interest income on mortgage loans was also due to a 10 basis point increase in the weighted-average yield to 5.78%.
Interest on mortgage-backed securities increased $66.2 million to $242.8 million for the fourth quarter of 2008 as compared to $176.6 million for the fourth quarter of 2007. This increase was due primarily to a $5.30 billion increase in the average balance of mortgage-backed securities to $18.62 billion during the fourth quarter of 2008 as compared to $13.32 billion for the fourth quarter of 2007. This increase was partially offset by a 9 basis point decrease in the weighted-average yield to 5.21%. The decrease in the yield during the quarter is a result of the decrease in market rates.
Interest on mortgage-backed securities increased $287.1 million to $875.0 million for the year ended December 31, 2008 as compared to $587.9 million for the year ended December 31, 2007. This increase was due primarily to a $5.30 billion increase in the average balance of mortgage-backed securities to $16.69 billion during 2008 as compared to $11.39 billion for 2007, and an 8 basis point increase in the weighted-average yield to 5.24%.
The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since a substantial portion of our loan production consists of fixed-rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yields for 2008 on mortgage-backed securities is a result of the purchase of new securities during the second half of 2007 and the first half of 2008 when market interest rates were higher than the yield earned on the existing portfolio.
Dividends on FHLB stock decreased $5.4 million or 42.5% to $7.3 million for the fourth quarter of 2008 as compared to $12.7 million for the fourth quarter of 2007. This decrease was due to a 408 basis point decrease in the average yield earned to 3.45% as compared to 7.53% for the fourth quarter of 2007. The decrease in the average yield earned was partially offset by a $173.2 million increase in the average balance to $845.1 million for the fourth quarter of 2008 as compared to $671.9 million for the same quarter in 2007. For the year ended December 31, 2008, dividends on FHLB stock increased $8.5 million or 21.5% to $48.0 million as compared to $39.5 million for 2007. This increase was due to a $204.3 million increase in the average balance to $790.3 million for 2008 as compared to $586.0 million for 2007. This increase was partially offset by a 67 basis point decrease in the average yield earned to 6.07% as compared to 6.74% for 2007.
Total interest expense for the three months ended December 31, 2008 increased $34.2 million, or 8.2%, to $451.5 million as compared to $417.3 million for the three months ended December 31, 2007. This increase was primarily due to a $9.21 billion, or 24.3%, increase in the average balance of total interest-bearing liabilities to $47.09 billion for the quarter ended December 31, 2008 compared with $37.88 billion for the fourth quarter of 2007. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in the average balance of total interest-bearing liabilities was partially offset by a 56 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.81% for the quarter ended December 31, 2008 compared with 4.37% for the quarter ended December 31, 2007.
Total interest expense for the year ended December 31, 2008 increased $230.9 million, or 15.6%, to $1.71 billion as compared to $1.48 billion for the year ended December 31, 2007. This increase was primarily due to an $8.92 billion, or 26.0%, increase in the average balance of total interest-bearing liabilities to $43.28 billion for the year ended December 31, 2008 compared with $34.36 billion for the corresponding period in 2007. The increase in average balance of total interest-bearing liabilities was partially offset by a 36 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.95% for the year ended December 31, 2008 compared with 4.31% for the year ended December 31, 2007.
Interest expense on deposits decreased $15.5 million to $148.0 million for the fourth quarter of 2008 as compared to $163.5 million for the fourth quarter of 2007. This decrease is due primarily to a 110 basis point decrease in the average cost of deposits to 3.39% for the 2008 quarter as compared to 4.49% for the 2007 quarter. This decrease was partially offset by a $2.93 billion increase in the average balance of interest-bearing deposits to $17.37 billion during the fourth quarter of 2008 as compared to $14.44 billion for the comparable period in 2007.
For the year ended December 31, 2008, interest expense on deposits decreased $25.5 million to $581.4 million as compared to $606.9 million for the year ended December 31, 2007. This decrease is due primarily to a 79 basis point decrease in the average cost of deposits to 3.62% for the year ended December 31, 2008 as compared to 4.41% for the comparable period in 2007. This decrease was partially offset by a $2.32 billion increase in the average balance of interest-bearing deposits to $16.08 billion for the year ended December 31, 2008 as compared to $13.76 billion for 2007.
The increases in the average balance of interest-bearing deposits reflect our growth strategy. In addition, we believe the turmoil in the credit and equity markets have made deposit products in strong financial institutions desirable for many customers. The decrease in the average cost of deposits for the three- and twelve-month periods reflected lower market interest rates. At December 31, 2008, time deposits scheduled to mature within one year totaled $12.48 billion with an average cost of 3.61%.
Interest expense on borrowed funds increased $49.7 million to $303.5 million for the fourth quarter of 2008 as compared to $253.8 million for the fourth quarter of 2007 primarily due to a $6.27 billion increase in the average balance of borrowed funds to $29.71 billion as compared to $23.44 billion for the fourth quarter of 2007. The weighted average cost of borrowed funds decreased 24 basis points to 4.06% for the fourth quarter of 2008 as compared to 4.30% for the fourth quarter of 2007.
Interest expense on borrowed funds increased $256.5 million to $1.13 billion for the year ended December 31, 2008 as compared to $873.4 million for the year ended December 31, 2007 primarily due to a $6.61 billion increase in the average balance of borrowed funds to $27.20 billion as compared to $20.59 billion in 2007. The weighted average cost of borrowed funds decreased 9 basis points to 4.15% for the year ended December 31, 2008 as compared to 4.24% for 2007.
Borrowed funds were used to fund a significant portion of the growth in interest-earning assets. The decrease in the average cost of borrowings for the three- and twelve-month periods reflected new borrowings in 2008, when market interest rates were lower than existing borrowings and borrowings that were called. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We anticipate that none of the borrowings will be called in 2009 assuming that market interest rates remain at current levels.
The provision for loan losses amounted to $9.0 million for the quarter ended December 31, 2008 as compared to $2.0 million for the quarter ended December 31, 2007 and amounted to $19.5 million for the year ended December 31, 2008 as compared to $4.8 million for the year ended December 31, 2007. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and growth in the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $217.6 million at December 31, 2008 and $79.4 million at December 31, 2007. The ratio of non-performing loans to total loans was 0.74% at December 31, 2008 compared with 0.33% at December 31, 2007. The allowance for loan losses amounted to $49.8 million and $34.7 million at December 31, 2008 and December 31, 2007 respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.17% and 22.89%, respectively at December 31, 2008, as compared to 0.14% and 43.75%, respectively at December 31, 2007. We recorded net charge-offs of $1.8 million for the three months ended December 31, 2008 as compared to net charge-offs of $109,000 for the same period in 2007. For the year ended December 31, 2008, net charge-offs amounted to $4.4 million as compared to net charge-offs of $684,000 for 2007. The increase in charge-offs was related primarily to non-performing residential mortgage loans for which appraised values indicated declines in the value of the underlying collateral.
Total non-interest income was $2.0 million for the fourth quarter of 2008 compared with $1.9 million for the fourth quarter of 2007. Total non-interest income for the year ended December 31, 2008 was $8.5 million compared with $7.3 million for 2007. The increase in non-interest income is primarily due to an increase in service charges on deposits as a result of deposit account growth.
Total non-interest expense increased $7.5 million, or 16.7%, to $52.3 million for the fourth quarter of 2008 from $44.8 million for the fourth quarter of 2007. The increase is primarily due to a $3.8 million increase in compensation and employee benefits expense, a $2.1 million increase in Federal deposit insurance expense and a $945,000 increase in other non-interest expense. The increase in compensation and employee benefits expense included a $1.6 million increase in compensation costs, due primarily to normal increases in salary and additional full time employees for our new branches, and a $601,000 increase in stock option plan expense. At December 31, 2008, we had 1,451 full-time equivalent employees as compared to 1,307 at December 31, 2007. The increase in the Federal deposit insurance expense is the result of an assessment credit that was used to offset our 2007 deposit insurance assessment. Included in other non-interest expense for the fourth quarter of 2008 were write downs on foreclosed real estate and net losses from the sale of foreclosed real estate of $218,000 as compared to $157,000 for the fourth quarter of 2007.
Total non-interest expense increased $30.2 million, or 18.0%, for the year ended December 31, 2008 to $198.1 million compared with $167.9 million during 2007. The increase is primarily due to a $20.6 million increase in compensation and employee benefits expense, a $2.6 million increase in Federal deposit insurance expense and a $5.9 million increase in other non-interest expense. The increase in compensation and employee benefits expense included an $8.4 million increase in expense related to our employee stock ownership plan primarily as a result of increases in our stock price and a $6.3 million increase in compensation costs, due primarily to normal increases in salary and additional full time employees for our new branches, and a $2.3 million increase in stock option plan expense. The increase in the Federal deposit insurance expense is the result of an assessment credit that was used to offset 100% of our 2007 deposit insurance assessment of $7.3 million. At January 1, 2008, we had a remaining assessment credit of $3.3 million which was used to offset a portion of our 2008 deposit insurance. Included in other non-interest expense for the year ended December 31, 2008 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $1.3 million as compared to $112,000 for 2007.
Our efficiency ratio was 19.91% for the three months ended December 31, 2008 as compared to 25.92% for the three months ended December 31, 2007. Our ratio of non-interest expense to average total assets for the fourth quarter of 2008 was 0.40% as compared to 0.41% for the fourth quarter of 2007. Our efficiency ratio for the year ended December 31, 2008 was 20.84% compared with 25.66% for 2007. Our ratio of non-interest expense to average total assets for the year ended December 31, 2008 was 0.41% compared with 0.42% for 2007.
Income tax expense amounted to $76.9 million for the three months ended December 31, 2008 as compared to $48.4 million for the corresponding period in 2007. Our effective tax rate for the three months ended December 31, 2008 was 38.23% as compared to 38.46% for the corresponding period in 2007. Income tax expense for the year ended December 31, 2008 was $287.3 million as compared to $185.9 million for 2007. Our effective tax rate for the year ended December 31, 2008 was 39.21% as compared to 38.59% for the year ended December 31, 2007.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. In addition, Hudson City Bancorp is ranked in the top ten bank and thrift holding companies by residential mortgage portfolio. Hudson City Savings currently operates a total of 127 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2008	2007
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$184,915	$111,245
Federal funds sold	76,896	106,299

Total cash and cash equivalents	261,811	217,544
Securities available for sale:
Mortgage-backed securities	9,915,554	5,005,409
Investment securities	3,413,633	2,765,491
Securities held to maturity:
Mortgage-backed securities	9,572,257	9,565,526
Investment securities	50,086	1,408,501

Total securities	22,951,530	18,744,927
Loans	29,418,888	24,192,281
Deferred loan costs	71,670	40,598
Allowance for loan losses	(49,797)	(34,741)

Net loans	29,440,761	24,198,138
Federal Home Loan Bank of New York stock	865,570	695,351
Foreclosed real estate, net	15,532	4,055
Accrued interest receivable	299,045	245,113
Banking premises and equipment, net	73,502	75,094
Goodwill	152,109	152,109
Other assets	103,561	91,640

Total Assets	$54,163,421	$44,423,971

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$17,949,846	$14,635,412
Noninterest-bearing	514,196	517,970

Total deposits	18,464,042	15,153,382
Repurchase agreements	15,100,000	12,016,000
Federal Home Loan Bank of New York advances	15,125,000	12,125,000

Total borrowed funds	30,225,000	24,141,000
Due to brokers	239,100	281,853
Accrued expenses and other liabilities	285,807	236,429

Total liabilities	49,213,949	39,812,664

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 523,770,617 and 518,569,602 shares outstanding at December 31, 2008 and 2007, respectively	7,415	7,415
Additional paid-in capital	4,641,571	4,578,578
Retained earnings	2,196,235	2,002,049
Treasury stock, at cost; 217,695,938 and 222,896,953 shares at December 31, 2008 and 2007, respectively	(1,737,838)	(1,771,106)
Unallocated common stock held by the employee stock ownership plan	(216,244)	(222,251)
Accumulated other comprehensive income, net of tax	58,333	16,622

Total shareholders’ equity	4,949,472	4,611,307

Total Liabilities and Shareholders’ Equity	$54,163,421	$44,423,971

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
	(In thousands, except share and per share data)
Interest and Dividend Income:
First mortgage loans	$413,400	$332,064	$1,523,521	$1,205,461
Consumer and other loans	6,206	7,170	26,184	28,247
Mortgage-backed securities held to maturity	125,558	128,116	497,912	457,720
Mortgage-backed securities available for sale	117,224	48,469	377,096	130,185
Investment securities held to maturity	626	18,335	13,390	74,198
Investment securities available for sale	41,464	37,332	162,818	179,909
Dividends on Federal Home Loan Bank of New York stock	7,280	12,657	48,009	39,492
Federal funds sold	202	4,018	4,295	12,293

Total interest and dividend income	711,960	588,161	2,653,225	2,127,505

Interest Expense:
Deposits	147,959	163,486	581,357	606,936
Borrowed funds	303,549	253,820	1,129,891	873,386

Total interest expense	451,508	417,306	1,711,248	1,480,322

Net interest income	260,452	170,855	941,977	647,183
Provision for Loan Losses	9,000	2,000	19,500	4,800

Net interest income after provision for loan losses	251,452	168,855	922,477	642,383

Non-Interest Income:
Service charges and other income	1,995	1,845	8,485	7,267
Gains on securities transactions, net	—	6	—	6

Total non-interest income	1,995	1,851	8,485	7,273

Non-Interest Expense:
Compensation and employee benefits	32,302	28,516	127,198	106,630
Net occupancy expense	8,020	7,592	30,457	29,589
Federal deposit insurance assessment	2,536	408	4,320	1,701
Computer and related services	807	591	2,851	2,605
Other expense	8,599	7,654	33,250	27,388

Total non-interest expense	52,264	44,761	198,076	167,913

Income before income tax expense	201,183	125,945	732,886	481,743
Income Tax Expense	76,905	48,437	287,328	185,885

Net income	$124,278	$77,508	$445,558	$295,858

Basic Earnings Per Share	$0.25	$0.16	$0.92	$0.59

Diluted Earnings Per Share	$0.25	$0.16	$0.90	$0.58

Weighted Average Number of Common Shares Outstanding:
Basic	487,856,516	484,247,113	484,907,441	499,607,828
Diluted	495,581,054	495,337,581	495,856,156	509,927,433

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended December 31,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$28,557,645	$413,400	5.79%		$23,125,486	$332,064	5.74%
Consumer and other loans	412,540	6,206	6.02		437,095	7,170	6.56
Federal funds sold	132,144	202	0.61		342,690	4,018	4.65
Mortgage-backed securities at amortized cost	18,623,487	242,782	5.21		13,324,671	176,585	5.30
Federal Home Loan Bank stock	845,115	7,280	3.45		671,921	12,657	7.53
Investment securities, at amortized cost	3,407,181	42,090	4.94		4,672,616	55,667	4.77

Total interest-earning assets	51,978,112	711,960	5.48		42,574,479	588,161	5.53

Noninterest-earnings assets	827,322				669,677

Total Assets	$52,805,434				$43,244,156

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$712,675	1,353	0.76		$739,820	1,405	0.75
Interest-bearing transaction accounts	1,560,839	11,506	2.93		1,600,935	13,587	3.37
Money market accounts	2,606,648	20,603	3.14		1,468,580	15,744	4.25
Time deposits	12,493,602	114,497	3.65		10,635,653	132,750	4.95

Total interest-bearing deposits	17,373,764	147,959	3.39		14,444,988	163,486	4.49

Repurchase agreements	15,032,609	153,671	4.07		11,831,217	128,347	4.30
Federal Home Loan Bank of New York advances	14,682,213	149,878	4.06		11,604,348	125,473	4.29

Total borrowed funds	29,714,822	303,549	4.06		23,435,565	253,820	4.30

Total interest-bearing liabilities	47,088,586	451,508	3.81		37,880,553	417,306	4.37

Noninterest-bearing liabilities:
Noninterest-bearing deposits	538,191				509,005
Other noninterest-bearing liabilities	323,814				245,548

Total noninterest-bearing liabilities	862,005				754,553

Total liabilities	47,950,591				38,635,106
Shareholders’ equity	4,854,843				4,609,050

Total Liabilities and Shareholders’ Equity	$52,805,434				$43,244,156

Net interest income/net interest rate spread (2)		$260,452	1.67%			$170,855	1.16%

Net interest-earning assets/net interest margin (3)	$4,889,526		2.02%		$4,693,926		1.64%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.12	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

			For the Years Ended December 31,
	2008				2007
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$26,379,724	$1,523,521	5.78%		$21,208,167	$1,205,461	5.68%
Consumer and other loans	422,097	26,184	6.20		431,491	28,247	6.55
Federal funds sold	209,607	4,295	2.05		248,201	12,293	4.95
Mortgage-backed securities at amortized cost	16,694,279	875,008	5.24		11,391,487	587,905	5.16
Federal Home Loan Bank stock	790,305	48,009	6.07		586,021	39,492	6.74
Investment securities, at amortized cost	3,602,206	176,208	4.89		5,358,155	254,107	4.74

Total interest-earning assets	48,098,218	2,653,225	5.52		39,223,522	2,127,505	5.42

Noninterest-earnings assets	788,032				621,860

Total Assets	$48,886,250				$39,845,382

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$724,943	5,485	0.76		$775,802	6,330	0.82
Interest-bearing transaction accounts	1,578,419	48,444	3.07		1,806,203	60,641	3.36
Money market accounts	2,227,261	73,180	3.29		1,176,185	47,172	4.01
Time deposits	11,546,958	454,248	3.93		10,005,377	492,793	4.93

Total interest-bearing deposits	16,077,581	581,357	3.62		13,763,567	606,936	4.41

Repurchase agreements	13,465,540	561,301	4.17		10,305,216	432,852	4.20
Federal Home Loan Bank of New York advances	13,737,057	568,590	4.14		10,286,869	440,534	4.28

Total borrowed funds	27,202,597	1,129,891	4.15		20,592,085	873,386	4.24

Total interest-bearing liabilities	43,280,178	1,711,248	3.95		34,355,652	1,480,322	4.31

Noninterest-bearing liabilities:
Noninterest-bearing deposits	554,584				514,685
Other noninterest-bearing liabilities	289,930				222,760

Total noninterest-bearing liabilities	844,514				737,445

Total liabilities	44,124,692				35,093,097
Shareholders’ equity	4,761,558				4,752,285

Total Liabilities and Shareholders’ Equity	$48,886,250				$39,845,382

Net interest income/net interest rate spread (2)		$941,977	1.57%			$647,183	1.11%

Net interest-earning assets/net interest margin (3)	$4,818,040		1.96%		$4,867,870		1.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.11	x			1.14	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.

(3)	Determined by dividing net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007
	(Dollars in thousands, except per share data)
Net interest income	$260,452	$255,078	$233,132	$193,315	$170,855
Provision for loan losses	9,000	5,000	3,000	2,500	2,000
Non-interest income	1,995	2,181	2,088	2,221	1,851
Non-interest expense:
Compensation and employee benefits	32,302	32,052	31,299	31,545	28,516
Other non-interest expense	19,962	17,371	16,978	16,567	16,245

Total non-interest expense	52,264	49,423	48,277	48,112	44,761

Income before income tax expense	201,183	202,836	183,943	144,924	125,945
Income tax expense	76,905	80,928	73,240	56,255	48,437

Net income	$124,278	$121,908	$110,703	$88,669	$77,508

Total assets	$54,163,421	$51,774,718	$49,161,986	$46,770,250	$44,423,971
Loans, net	29,440,761	28,519,807	27,239,501	24,900,281	24,198,138
Mortgage-backed securities
Available for sale	9,915,554	8,404,667	7,600,182	6,727,124	5,005,409
Held to maturity	9,572,257	9,669,841	9,336,644	9,676,864	9,565,526
Other securities
Available for sale	3,413,633	3,258,594	3,287,143	3,717,331	2,765,491
Held to maturity	50,086	50,086	71,695	121,715	1,408,501
Deposits	18,464,042	17,287,463	16,719,345	16,077,113	15,153,382
Borrowings	30,225,000	29,275,000	27,475,000	25,225,000	24,141,000
Shareholders’ equity	4,949,472	4,786,132	4,709,594	4,710,089	4,611,307

Performance Data:
Return on average assets (1)	0.94%	0.97%	0.93%	0.79%	0.72%
Return on average equity (1)	10.24%	10.19%	9.27%	7.60%	6.73%
Net interest rate spread (1)	1.67	1.70	1.56	1.27	1.16
Net interest margin (1)	2.02%	2.08%	1.97%	1.72%	1.64%
Non-interest expense to average assets (1)	0.40%	0.39%	0.41%	0.43%	0.41%
Efficiency ratio (2)	19.91%	19.21%	20.52%	24.66%	25.92%
Dividend payout ratio	52.00%	48.00%	50.00%	50.00%	53.13%
Per Common Share Data:
Basic earnings per common share	$0.25	$0.25	$0.23	$0.18	$0.16
Diluted earnings per common share	$0.25	$0.25	$0.22	$0.18	$0.16
Book value per share (3)	$10.12	$9.85	$9.73	$9.75	$9.55
Tangible book value per share (3)	$9.80	$9.52	$9.40	$9.41	$9.22
Dividends per share	$0.130	$0.120	$0.110	$0.090	$0.085

Capital Ratios:
Equity to total assets (consolidated)	9.14%	9.24%	9.58%	10.07%	10.38%
Tier 1 leverage capital (Bank)	7.99%	8.16%	8.41%	8.85%	9.16%
Total risk-based capital	21.48%	21.87%	22.56%	24.07%	24.83%

Other Data:
Full-time equivalent employees	1,451	1,406	1,391	1,355	1,307
Number of branch offices	127	125	121	119	119

Asset Quality Data:
Total non-performing loans	$217,574	$142,141	$116,315	$102,256	$79,402
Number of non-performing loans	580	386	328	283	234
Total number of loans	83,556	81,949	79,929	76,447	75,857
Total non-performing assets	$233,106	$151,602	$124,466	$107,146	$83,457
Non-performing loans to total loans	0.74%	0.50%	0.43%	0.41%	0.33%
Non-performing assets to total assets	0.43%	0.29%	0.25%	0.23%	0.19%
Allowance for loan losses	$49,797	$42,628	$39,078	$36,772	$34,741
Allowance for loan losses to non-performing loans	22.89%	29.99%	33.60%	35.96%	43.75%
Allowance for loan losses to total loans	0.17%	0.15%	0.14%	0.15%	0.14%
Provision for loan losses	$9,000	$5,000	$3,000	$2,500	$2,000
Net charge-offs	$1,833	$1,449	$694	$469	$109

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

December 31,
2008
(In thousands, except share and per share amounts)

Shareholders’ equity	$4,949,472
Goodwill and other intangible assets	(160,207)

Tangible Shareholders’ equity	$4,789,265

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(217,695,938)

Shares outstanding	523,770,617
Unallocated ESOP shares	(34,638,643)
Unvested RRP shares	(196,376)
Shares in trust	(65,031)

Book value shares	488,870,567

Book value per share	$10.12

Tangible book value per share	$9.80

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